Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
www.dlapiper.com

T 973.520.2550
F 973.520.2571

Partners Responsible for Short Hills Office:
Andrew P. Gilbert
Michael E. Helmer

February 3, 2020

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina 27560

Re:                             Liquidia Technologies, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Liquidia Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Act.  The Registration Statement relates to the proposed offering and sale of an aggregate of 7,164,534 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company.  All of the Shares are being registered for resale on behalf of certain stockholders of the Company (the “Selling Stockholders”).

We are acting as counsel for the Company in connection with the registration for resale of the Shares.  In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company, and the minutes of meetings of the Board of Directors of the Company, as provided to us by the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Our opinion below, insofar as it relates to the Shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholders, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and are validly issued, fully paid and nonassessable. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)